EXHIBIT 99.1

Kulicke & Soffa Sets Terms of Convertible Subordinated Notes

Willow Grove, PA—November 20, 2003—Kulicke & Soffa Industries, Inc. (Nasdaq: KLIC) today announced that it has priced, in a private placement, $185 million of five-year convertible subordinated notes, which were placed with qualified institutional buyers. The notes will mature on November 30, 2008, and will bear interest at an annual rate of 0.5%. The notes are convertible into the Company’s common stock at a conversion rate of 49.18 shares per $1000 principal amount of notes, subject to adjustment. In connection with this offering the Company granted the initial purchaser a 30 day option to purchase up to an additional $20 million of the notes.

The Company expects to use approximately $178.6 million of the net proceeds from the sale of the notes to redeem the Company’s 4¾% convertible subordinated notes due 2006 (the “4¾% Notes”). The Company will issue a notice of redemption for the 4¾% Notes immediately after the closing of the offering, which is subject to customary conditions precedent. The balance of the proceeds from the private placement will be used for working capital and general corporate purposes.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. Unless so registered, the notes and common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.